EXHIBIT 99.1



May 8, 2002



Dear Shareholder,

In our letter to you of March 25, 2002 and in the notes to the Consolidated Financial Statements contained in the Annual Report we have informed you that the lawsuit of Creve Coeur Mortgage Associates, Inc. vs. Tri City National Bank would be going to jury trial April l5, 2002. We can now report that after three days of trial an agreement to settle this suit was negotiated on April 17, 2002 and was executed and paid on April 25, 2002. The payment to Creve Coeur Mortgage Associates, Inc. for this settlement together with our own legal fees will have a $l.8 to l.9 million dollar after tax effect on our corporation's second quarter earnings.

After the settlement was reached Circuit Court Judge Dominic Amato entered the following statement into the trial record.

     "THE COURT: All right. Now, in basic fairness, there's no question that the real bad guy here, the predator, was Johnnie Bond, who perpetrated this conspiracy of fraud with regard to the industries that are involved by Creve Coeur and Tri City, and that he's really the bad apple, he's the person that has the court's disdain. Tri City's officers became a pawn in it. It's a difficult process. It happens.

     But as far as the court's concerned, Creve Coeur Mortgage Associates, Inc. and Tri City National Bank, are good, professional businesses. They're run by good, competent people. It's unfortunate that things like this happen. I think both of their names should be restored. I feel badly the taint that was created on both because of Mr. Bond. And I have absolutely no problem, and I do hereby vacate that portion of the
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Shareholder
May 8, 2002
Page 2


     prior court orders finding summary judgment, and I will enter an order for dismissal in this action with prejudice."

We will now aggressively pursue collection of our losses from the Johnnie Bond fraud from our bank's fidelity bond insurer. As we have informed you, our initial requests for coverage of these losses were denied. However, after consultation with outside counsel we believe the claims should be paid. The losses are less than the amount of our coverage, so if our views prevail they should be recovered.

Various aspects of this and related cases have been ongoing for over three years. This has obviously been a large cost in dollars, time and effort. Operating results are strong through April 30th, and the efforts of every employee, senior management, and your board of directors are focused on earning a return on average assets in excess of l.0% in 2002, (the benchmark for our peer group) even after paying the settlement and costs. With these problems now behind us we look forward to giving full attention to enhancing your investment.

Very truly yours,

TRI CITY BANKSHARES CORPORATION




Henry Karbiner, Jr.
President, Chairman & CEO